Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in:

Form	Registration Statement	Filer
S-8	333-150324	The Bank of New York Mellon Corporation
S-8	333-150323	The Bank of New York Mellon Corporation
S-8	333-149473	The Bank of New York Mellon Corporation
S-8	333-144216	The Bank of New York Mellon Corporation
S-3	333-144217	The Bank of New York Mellon Corporation
S-3	333-144261	The Bank of New York Mellon Corporation
S-3	333-144261-01	Mellon Funding Corporation
S-3	333-144261-02	Mellon Capital V
S-3	333-144261-03	BNY Capital X
S-3	333-144261-04	BNY Capital IX
S-3	333-144261-05	BNY Capital VIII
S-3	333-144261-06	BNY Capital VII
S-3	333-144261-07	BNY Capital VI

of our reports dated February 26, 2010, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of BNY Mellon. The aforementioned report with respect to the consolidated financial statements of BNY Mellon refers to changes, in 2009, in BNY Mellon’s methods of accounting for other-than-temporary impairments and, in 2008, changes to BNY Mellon’s methods of accounting for fair value measurements and their election of the fair value option for certain financial assets.

/s/ KPMG LLP

New York, New York

February 26, 2010